FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Massachusetts Municipal Trust

Series Number	1
Fund	Fidelity Massachusetts Municipal Money Market Fund
Trade Date	6/21/2010
Settle Date	6/29/2010
Security Name	COMMNWLTH MA 10B 2% 6/1/11
CUSIP	57582PUU2
Price	101.485
Transaction Value	$12,929,189.00
Class Size	250,000,000
% of Offering	5.10%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Citigroup Global Markets Inc.
Underwriting Members: (3)	Fidelity Capital Markets
Underwriting Members: (4)	J.P. Morgan Securities Inc.
Underwriting Members: (5)	Morgan Stanley & Co. Incorporated
Underwriting Members: (6)	BB&T Capital Markets
Underwriting Members: (7)	Barclays Capital Inc.
Underwriting Members: (8)	Cabrera Capital Markets, LLC
Underwriting Members: (9)	Eastern Bank Capital Markets
Underwriting Members: (10)	Edward D. Jones & Co., LP
Underwriting Members: (11)	Goldman, Sachs & Co.
Underwriting Members: (12)	Jackson Securities
Underwriting Members: (13)	Janney Montgomery Scott LLC
Underwriting Members: (14)	Jefferies & Company, Inc.
Underwriting Members: (15)	KeyBanc Capital Markets Inc.
Underwriting Members: (16)	Loop Capital Markets LLC
Underwriting Members: (17)	Morgan Keegan & Company, Inc.
Underwriting Members: (18)	M.R. Beal & Company
Underwriting Members: (19)	Oppenheimer & Co. Inc
Underwriting Members: (20)	Piper Jaffray & Co.
Underwriting Members: (21)	Prager, Sealy & Co., LLC
Underwriting Members: (22)	Ramirez & Co. Inc
Underwriting Members: (23)	RBC Capital Markets
Underwriting Members: (24)	Raymond James & Associates, Inc
Underwriting Members: (25)	Roosevelt & Cross Inc
Underwriting Members: (26)	Siebert Brandford Shank & Co. LLC
Underwriting Members: (27)	Stone & Youngberg